Exhibit 3.46.2

CERTIFICATE OF FORMATION

OF

BROOKDALE LIVING COMMUNITIES OF INDIANA-OL, LLC

This Certificate of Formation of Brookdale Living Communities of Indiana-OL, LLC, dated as of October 19, 2004, is being duly executed and filed by the undersigned, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.).

1.  The name of the limited liability company formed hereby is “Brookdale Living Communities of Indiana-OL LLC”.

2.  The address of the registered office of Brookdale Living Communities of Indiana-OL, LLC in the State of Delaware is c/o The Corporation Trust Company, The Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.

3.  The name and address of the registered agent of Brookdale Living Communities of Indiana-OL, LLC for service of process in the State of Delaware is The Corporation Trust Company, The Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date above written.

/s/ Saul A. Behar
Saul A. Behar
Authorized Person